EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61615, 333-65367, 333-81759, 333-61938, 333-73350, 333-92228, 333-129407 and 333-158877 on Form S-8 and 333-210279 on Form S-3 of our reports dated February 26, 2019, relating to the financial statements and financial statement schedule of PerkinElmer, Inc. and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” on January 1, 2018), and the effectiveness of PerkinElmer, Inc. and subsidiaries' internal control over financial reporting appearing in this Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended December 30, 2018.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 26, 2019